Exhibit 99.1

For Immediate Release Contact:  Douglas R. Jamieson
         President
         (914) 921-5020

 For further information please visit
 www.associated-capital-group.com

Associated Capital Considers Strategic Options for Investment in GAMCO

Rye, New York, October 13, 2017 – Associated Capital Group, Inc. (NYSE: AC) announced today that the principal balance of the $250 million note issued by GAMCO (the “GAMCO Note”) as part of the Company’s spin-off in November 2015 is currently $50 million, down from $100 million at December 31, 2016.

The company also disclosed that it is evaluating options for the 4.4 million share investment in GAMCO Investors, Inc. (NYSE:GBL) equating to 15% of the Class A and Class B shares outstanding.  The options being considered include:
-	an exchange offer of GAMCO shares for AC shares;
-	issuance of a mandatory exchangeable note;
-	a dividend of GAMCO shares to AC shareholders; or,
-	a sale of GAMCO stock.
The Company is considering these options for any, or all, of its holdings in GAMCO.  No decision has been made at this time and it is possible that none of these options will be pursued.

About Associated Capital Group, Inc.:

Associated Capital Group operates as diversified financial services and investment management business with three core pillars of operations; a principal strategies group which invests the firms proprietary capital in new and existing businesses; an asset management business that emphasizes event driven value and merger arbitrage oriented alternative investment portfolios for institutions and high net worth investors; and institutional research services business, publishing research as Gabelli & Company, and was founded in 1976.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.